Exhibit 99.1
Regulation FD Disclosure
     Based on the charges discussed above in Section 8.01, the Company expects to report a net loss (on a GAAP basis) for the fourth quarter of 2005. Because certain information is not reasonably available at the current time, a more precise estimate of the net loss cannot be made.
     In fourth quarter 2005, TSFG expects to incur additional non-operating charges associated with severance benefits related to termination of employment contracts with former and existing executive officers. The termination of employment contracts is one of the efficiency related initiatives outlined in TSFG’s third quarter 2005 earnings conference call.
     Primarily due to the continued compression of the wholesale banking net interest spread and higher noninterest expenses, TSFG expects that its fourth quarter 2005 operating earnings per share will be in the range of $.35 to $.38 (excluding non-operating items and otherwise calculated consistent with the Company’s historical operating earnings computation).
     See Exhibit 99.2 for information regarding forward looking statements in this filing, including the information included in this Exhibit 99.1.
Reconciliation of GAAP to non-GAAP Measures
     TSFG uses operating earnings to analyze its performance. TSFG management believes presentations of financial measures excluding the impact of certain items provide useful supplemental information and better reflect its core operating activities. Management uses operating measures to analyze on a consistent basis and over a longer period of time, the performance of which it considers to be its core banking operations. The limitations associated with utilizing operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and different companies might calculate these measures differently. Management compensates for these limitations by providing reconciliations between GAAP information and operating measures. These disclosures should not be viewed as a substitute for GAAP.
     As noted above, for the fourth quarter of 2005, TSFG expects operating earnings per share in the range of $.35 to $.38. The following list includes items that TSFG expects to exclude from its GAAP loss in its presentation of operating earnings per share: loss on sales of available-for-sale securities, loss on early extinguishment of debt, charges associated with the termination of employment contracts, decline in fair value of interest rate swaps, gains (losses) on sales of equity investments and merger-related expenses.